SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.   20549

                                   FORM 8-K

                     Current Report Pursuant to Section 13 or 15(d)
                       of the Securities Exchange Act of 1934

    Date of Report (Date of Earliest Event Reported)   Commission File Number
    July 29, 2002                                          0-6421

                              SYNERGISTICS, INC.

    MASSACHUSETTS                                04-2283157
    (State of Incorporation)                     (IRS Employer ID Number)

    9 Tech Circle, Natick, MA                    01760
    (Address of Principal Executive Office)      (Zip Code)

    Registrant's telephone number,
    including area code                          (508)655-1340





Item 1. Change of Control


     Synergistics, Inc., a manufacturer of access control systems primarily used to control physical access and building security management in ATM vestibules and small to large commercial buildings and building groups, has signed a definitive merger agreement with a corporation formed by Renaissance Industrial LLC. Under this agreement, the new corporation will merge with Synergistics and each share of common stock of Synergistics will be canceled in exchange for a cash payment of approximately $.03 per share based on a total purchase price of approximately $350,000, subject to certain adjustments. The transaction has been approved by the Board of Directors of both companies. Completion of the merger is subject to the approval by the holders of two-thirds of the outstanding shares of common stock of Synergistics.
The principal stockholder of Synergistics has entered into a voting agreement to vote their shares, constituting in excess of two-thirds of the outstanding shares of common stock of Synergistics, in favor of the merger. Synergistics expects to file preliminary proxy materials within approximately one week for a stockholder meeting to act on the merger agreement. If the transaction is approved by the stockholders of Synergistics, Synergistics will seek to terminate registration of its common stock under the Securities Exchange Act of 1934, as amended, and cease being a publicly traded corporation.


Item 7. Financial Statements and Exhibits

        (a)  Not Required

        (b)  Not Required

        (c) Exhibits.

       99.77H  Press Release


Signatures

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         Synergistics, Inc.

 DATE 7/29/02                            BY /S/DAVID S. LONGWORTH
                                              David S. Longworth
                                              President and Clerk